SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT

    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

    Date of Report (Date of earliest event reported):     December 5, 2002


                            MEXCO ENERGY CORPORATION
                            ------------------------
               (Exact name of registrant as specified in charter)


           Colorado                        0-6694                84-0627918
-------------------------------       ----------------       -------------------
(State or other jurisdiction of       (Commission No.)         (IRS Employer
       of incorporation)                                     Identification No.)

214 W. Texas, Suite 1101, Midland, Texas                           79701
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(Address of principal executive offices)                         (Zip Code)

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                            MEXCO ENERGY CORPORATION

                                      Index

ITEM 5.   OTHER EVENTS........................................................ 3

ITEM 5.   OTHER EVENTS

     (a) On December 5, 2002, the Registrant entered into an Exploration Agreement with Falcon Bay Operating, LLC. Pursuant to such agreement, Mexco Energy Corporation has obtained the option to purchase and inventory seismic data and acreage in the shallow water areas of Texas and Louisiana. These prospects would be offered to other third party investors involving a carried interest which would be split equally between Falcon Bay and the Registrant. In consideration for the option to obtain four such purchase options, Registrant has issued warrants to purchase 107,500 shares of common stock at an exercise price of $5.00 per share. Such warrants are exercisable for a period of two years from date of grant. Additional warrants, exercisable at the same exercise price and exercisable for two years, would be issued covering 322,500 shares upon exercise of the Registrant's right to participate in a total of four prospects. Registrant will have an obligation to pay its share of expenses upon completion of carried interest and would bear the risk of loss in the event that any of these prospects are not sold.

     These prospects will involve high risk and reserve potential in the 50 to 500 billion cubic feet of natural gas at depths of 4,500 to 20,000 feet. These prospects will be subject to the right of first refusal of two larger oil and gas companies which generally seek larger reserves at deeper depths.

     Registrant estimates that such transactions may involve the commitment of up to approximately $1.5 to 2.5 million, which would entail borrowing and be dependent upon Registrant's ability to re-sell the prospects and repeat the process within its lending limits or subject to obtaining other financing arrangements.

     Registrant has exercised its option to purchase at an aggregate cash price of $597,301 the acreage and seismic data on the first prospect located in the Galveston Bay transition zone with a well expected to be drilled to a depth of 12,500 feet. Falcon Bay is negotiating to sell this prospect on the basis of a carried interest in the first well and Registrant being responsible for the cost of its share in any subsequent wells. At casing point Registrant has the option to purchase Falcon Bay's interest in each prospect, in consideration for issuance of Registrant's stock .

     The coastal transition zone includes shallow state-owned waters, coastal wetlands and onshore property. It is where the US Gulf of Mexico "transitions" into the Texas and Louisiana onshore area.

                                    SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        MEXCO ENERGY CORPORATION

                                        By: /s/ Nicholas C. Taylor
                                           ----------------------------
                                        Nicholas C. Taylor, President

Date:     December 5, 2002

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